Exhibit 99.1

For Immediate Release	Contact: Dan Kelly
October 4, 2004	(919) 774-6700

THE PANTRY ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

Sanford, North Carolina, October 4, 2004—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced plans for a public offering of 5,000,000 shares of its common stock, of which 1,500,000 shares are being offered by the underwriters in connection with a forward sale agreement as discussed below. The remaining 3,500,000 shares are being offered by investment funds affiliated with Freeman Spogli & Co., which also have granted an option to the underwriters to purchase up to an additional 750,000 shares to cover over-allotments, if any.

The offering will be made pursuant to the Company’s current shelf registration statement filed with the Securities and Exchange Commission, which has been declared effective. In connection with the offering, The Pantry will enter into a forward sale agreement with an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “forward purchaser”), under which the forward purchaser will agree to borrow and sell 1,500,000 shares of the Company’s common stock. The forward sale agreement will settle in 12 months, or earlier at the Company’s option. The Company has the option to physically settle the forward sale agreement by delivering shares of common stock and receiving the full proceeds. The Company also has the option to net stock settle or net cash settle the forward sale agreement. The Pantry intends to physically settle the forward sale agreement and use the proceeds to finance potential acquisitions and for general corporate purposes.

Merrill Lynch & Co. is serving as sole book-running manager for the offering, with Goldman, Sachs & Co. acting as co-lead manager. William Blair & Company, Jefferies & Company, Inc. and Morgan Keegan & Company, Inc. are serving as co-managers.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained when available from the offices of Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2003 of approximately $2.8 billion. As of September 28, 2004, the Company operated 1,361 stores in ten states under a number of banners including The Pantry®, Kangaroo Express(SM), Golden Gallon® and Lil Champ Food Store®. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements, particularly those risks and uncertainties inherent in the process of offering common stock in an underwritten public offering, including without limitation, market conditions, developments affecting the Company’s business or it’s ability to satisfy any applicable conditions of the forward sale agreement. Any number of factors could affect actual results and events, including, without limitation: fluctuations in domestic and global petroleum and gasoline markets, changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic;

financial difficulties of suppliers, including our principal suppliers of gas and merchandise; environmental risks associated with selling petroleum products; governmental regulations, and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K, as amended, and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of October 4, 2004. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.